UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NORDSTROM INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 18, 2005

Dear Shareholders:

On behalf of the Board of Directors and management, I invite you to attend the Annual Meeting of Shareholders on Tuesday, May 24, 2005, at 11:00 a.m., Pacific Daylight Time, to be held in the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington, 98101-1742.

In addition to the matters described in the Notice of Annual Meeting and Proxy Statement, there will be a report on the progress of the Company and an opportunity to ask questions of interest to you as a shareholder.

You will notice in reading the proxy statement that D. Wayne Gittinger, a director of the Company since 1971, and William D. Ruckelshaus, a director of the Company since 1978 with the exception of a two-year term of federal government service in 1983 and 1984, are both retiring in accordance with the Board of Directors’ age 72 retirement policy. We wish to express our deepest appreciation to Wayne and Bill for their many years of valuable service and contributions to the Company.

I hope you will be able to join us. We look forward to seeing you in Seattle.

Sincerely,

Blake W. Nordstrom

President

Nordstrom, Inc.

1617 Sixth Avenue

Seattle, Washington

98101-1742

Notice of Annual Meeting of Shareholders

To the Shareholders of Nordstrom, Inc.:

The Annual Meeting of Shareholders of Nordstrom, Inc. will be held on Tuesday, May 24, 2005, at 11:00 a.m., Pacific Daylight Time, in the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington, 98101-1742 for the following purposes:

1. To elect nine directors to hold office until the next Annual Meeting of Shareholders and until their successors are duly elected and qualified;

2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2006; and

3. To transact such other business as may properly come before the meeting and at any convening or reconvening of the meeting following a postponement or adjournment of the meeting.

The Board recommends that shareholders vote FOR both proposals.

Holders of shares of Common Stock of record at the close of business on March 16, 2005 are entitled to notice of, and to vote on, the matters that will be presented at the meeting. There were 137,054,566 shares of Common Stock issued and outstanding as of March 16, 2005.

Shareholders are invited to attend the meeting in person. Those who are hearing impaired or require other assistance should contact the Corporate Secretary at 206-303-2541 so that we may provide the facilities you need in order to participate at the meeting. A webcast of the Annual Meeting may be accessed through our website at www.nordstrom.com. Go to Investor Relations, then click the Webcast icon and follow the instructions given.

YOUR VOTE IS VERY IMPORTANT. Whether or not you intend to be present at the meeting, you are encouraged to vote.

By order of the Board of Directors,

David L. Mackie

Vice President and Corporate Secretary

Seattle, Washington

April 18, 2005

Commonly Asked Questions and Answers About the Annual Meeting

1.	Why am I receiving these materials?

You are receiving these materials because you are a shareholder of Nordstrom, Inc. and are entitled to receive notice of the Annual Meeting of Shareholders and to vote on matters that will be presented at the meeting.

2.	What is the purpose of the Annual Meeting?

Our shareholders meet annually to elect directors and to make decisions about other matters that shareholders can vote upon. In addition, management will report on the performance of the Company and respond to questions from shareholders.

3.	What is a proxy?

A proxy is your legal designation that allows another person to vote your stock. That other person is called a proxy. If you designate someone as your proxy in a written document, that document is also called a proxy or a proxy card. If you complete the enclosed proxy card giving us your proxy, you will have designated D. Wayne Gittinger, a retiring director, and David L. Mackie, a Vice President of the Company and our Corporate Secretary, as your proxies to vote your shares as directed.

4.	What is the purpose of the proxy statement?

The proxy statement provides information regarding matters to be voted on by shareholders at the Annual Meeting and other information regarding the governance of the Company.

5.	What is the record date and what does it mean?

The record date for the 2005 Annual Meeting of Shareholders is March 16, 2005. Owners of the Company’s Common Stock at the close of business on the record date are entitled to receive notice of the Annual Meeting and to vote at the meeting.

6.	Is there a minimum number of shares that must be represented in person or by proxy to hold the Annual Meeting?

Yes. A quorum is the number of shares that must be present to conduct business at the Annual Meeting. The quorum requirement is shares which represent a majority of the outstanding shares as of the record date. The total shares may be present in person or represented by proxy.

If you submit a valid proxy card, voting instruction form, give proper instructions over the telephone or on the Internet, or attend the meeting in person, your shares will be counted to determine whether there is a quorum.

7.	Who can vote on matters that will be presented at the Annual Meeting?

You can vote if you were a registered or beneficial shareholder at the close of business on the record date of March 16, 2005.

8.	What is the difference between a registered shareholder and a beneficial shareholder?

If your shares are registered directly in your name with the Company’s transfer agent, Mellon Investor Services LLC, you are considered, with respect to those shares, the “shareholder of record” or a “registered shareholder.” As a result, the Company has sent this proxy statement directly to you.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial shareholder” of shares held in street name. This proxy statement has been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

9.	How many votes am I entitled to per share?

Each share of Common Stock is entitled to one vote on each matter properly presented at the Annual Meeting.

10.	Who will count the vote?

ADP Investor Communication Services was appointed by the Board of Directors to tabulate the vote and act as Inspector of Election. Information about ADP is available at www.adp.com.

11.	How do I cast my vote?

Registered Shareholders:  There are three ways you can cast your vote:

•	complete and properly sign the proxy card and return it to ADP in the postage paid envelope provided. If voting by mail, please allow sufficient time for the postal service to deliver your proxy card before the meeting;

•	vote by telephone or on the Internet by following the instructions included on your proxy card; or

•	attend the meeting and deliver your completed proxy card or complete a ballot in person.

Beneficial Shareholders:  Your proxy materials include a voting instruction form from the institution holding your shares. The availability of telephone or Internet voting will depend upon the institution’s voting processes. You may also vote in person at the Annual Meeting if you obtain a legal proxy from the institution holding your shares. Please contact the institution holding your shares for information.

Shareholders holding shares invested in the Company’s 401(k) Plan & Profit Sharing:  If you participate in the Company’s 401(k) Plan & Profit Sharing, the number of shares of Common Stock in your account as of the record date are reflected on your proxy card and may be voted as described above for “Registered Shareholders”. Your shares will be voted by Mercer Trust Company, one of the Plan’s co-trustees, in accordance with your instructions. The Plan trustee will keep your voting instructions strictly confidential.

12.	What is the voting requirement to approve each of the proposals?

•	Election of Directors: The nine persons receiving the highest number of votes cast by the shares entitled to vote at the meeting will be elected.

•	All Other Proposals: All other proposals will be adopted if the votes cast in favor of the respective action exceed the votes cast against it.

13.	Will abstentions or broker non-votes affect the voting results?

If you abstain from voting on a proposal, or if a broker or bank indicates it does not have discretionary authority to vote on a proposal, the shares will be counted for the purpose of determining if a quorum is present, but will not be included in the vote totals with respect to the proposal. Any abstention or broker non-vote (a broker non-vote is explained in the answer to Question 16) will have the effect of voting against a nominee in the election of directors, but will have no effect on the remaining proposals to be considered at the meeting since this action does not represent votes cast by shareholders.

14.	Can I change my mind after I vote?

Yes, if you vote by proxy, you may revoke that proxy at any time before it is voted at the meeting.

You may do this by:

•	voting again on the Internet or by telephone prior to the meeting;

•	signing another proxy card with a later date and mailing it to ADP Investor Communication Services, 51 Mercedes Way, Edgewood, NY 11717, prior to the meeting; or

•	attending the meeting in person and delivering your proxy or casting a ballot.

15.	What does it mean if I receive more than one package of proxy materials?

This means that you have multiple accounts holding Nordstrom shares. These may include accounts with our transfer agent; accounts holding shares that you have purchased under the Company’s 401(k) Plan & Profit Sharing, stock option or employee stock purchase plans; and accounts with a broker, bank or other holder of record. Please vote all proxy cards and voting instruction forms that you receive with each package of proxy materials to ensure that all of your shares are voted.

16.	How are my shares voted if I do not cast my vote?

Registered Shareholders:  If you are a registered shareholder and do not return your voted proxy card or vote by phone or the Internet, or if you submit your proxy card with an unclear voting designation or no voting designation at all, your shares will not be voted.

Beneficial Shareholders:  Your shares may be voted if they are held in the name of a broker, bank or other holder of record, even if you do not provide the holder with voting instructions. Brokerage firms and banks generally have the authority, under New York Stock Exchange rules, to vote shares on certain “routine” matters for which their customers do not provide voting instructions. The election of directors and the ratification of the appointment an independent registered public accounting firm for the Company are considered routine matters. When a proposal is not a routine matter and the institution holding the shares has not received voting instructions from the beneficial owner of the shares with respect to those proposals, the institution cannot vote the shares on that proposal. This is called a “broker non-vote.”

Shareholders with shares invested in the Company’s 401(k) Plan & Profit Sharing:  If your vote of Common Stock held through the Company’s 401(k) Plan & Profit Sharing is not received by 2:00 p.m. Pacific Daylight Time on May 20, 2005, then the Plan trustee will vote the shares in your 401(k) Plan & Profit Sharing account at its discretion.

17.	Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish final results in our quarterly report on Form 10-Q (Part II, Item 4) for the second quarter ending July 30, 2005 and online at www.nordstrom.com. Go to Investor Relations, then click Financial Reports, then click Proxy Statements & Other Reports.

18.	How does a shareholder propose actions for consideration at next year’s Annual Meeting of Shareholders?

For your proposal to be considered for inclusion in our proxy statement for next year’s Annual Meeting, we must receive your written proposal no later than December 15, 2005. You should be aware that your proposal must comply with SEC regulations regarding inclusion of shareholder proposals in company-sponsored proxy materials.

Similarly, in order for you to raise a proposal (including director nominations) from the floor during next year’s meeting, we must receive written notice of the proposal between January 25, 2006 and February 24, 2006, and it must contain information required by the Company’s Bylaws, as described on page 14 of this proxy statement.

19.	Can I receive future proxy materials online?

Yes. If you choose this option you will not receive paper copies of the proxy statement and annual report in the mail. Choosing this option will save the Company printing and mailing costs and may benefit the environment.

You may sign up to receive future proxy materials online at www.nordstrom.com. Go to Investor Relations, then click Proxy E-Delivery. If you are both a registered shareholder and a beneficial shareholder you must sign up for each category. Your choice to receive Internet distribution of your proxy materials will remain in effect until you revoke it by returning to the site and clicking the Change/Cancel Existing Enrollment link.

20.	Who will bear the costs of this proxy solicitation?

The Company will bear the cost of this proxy solicitation, including reimbursing banks and brokers for reasonable expenses of sending out proxy materials to beneficial shareholders.

21.	What if I have additional questions that are not addressed here?

You may call Investor Relations at 206-303-3200, e-mail Investor Relations at invrelations@nordstrom.com, or call the Corporate Secretary at 206-303-2541.

Proposals To Be Voted Upon

Proposal 1 Election of Directors

The Board of Directors recommends a vote FOR each nominee.

Nine directors will be elected at the Annual Meeting, each to hold office until the next Annual Meeting and until a successor has been duly elected and qualified. Except for Blake W. Nordstrom and Robert G. Miller, all of the nominees listed below are currently directors of the Company. If any nominee becomes unavailable for any reason, or if a vacancy should occur before the election, the persons named as proxies (see Question 3 on page 2) may vote for a person to be selected by the Board of Directors.

Information related to the director nominees as of March 16, 2005 is set forth below:

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since

Phyllis J. Campbell Age 53	President and Chief Executive Officer of the Seattle Foundation, a community-based philanthropic organization. Former President of US Bank of Washington, a division of US Bancorp. Ms. Campbell is also a director of Safeco Corporation, Puget Sound Energy, Inc. and Alaska Air Group, Inc.	2004
Enrique Hernandez, Jr. Age 49	President and Chief Executive Officer of Inter-Con Security Systems, Inc., a worldwide security and facility support services provider, and Co-Founder and Principal Partner of Interspan Communications, a television broadcasting company serving Spanish-speaking audiences. Mr. Hernandez is also a director of McDonald’s Corporation, Wells Fargo & Company and Tribune Company.	1997
Jeanne P. Jackson Age 53	Founder and General Partner of MSP Capital, a consulting and investment firm. Former Chief Executive Officer of Walmart.com, an on-line retailer, former President and Chief Executive Officer of Banana Republic, a division of Gap, Inc., a retail clothing chain, and former President and Chief Executive Officer of Gap Inc. Direct, another division of Gap, Inc. Ms. Jackson is also a director of McDonald’s Corporation, Nike, Inc. and Williams-Sonoma, Inc.	2002

Name and Age	Principal Occupation and Business Experience for Past Five Years	Director Since
Robert G. Miller Age 60	Chairman of the Board of Rite-Aid, Inc., a retail pharmacy chain, and former Chief Executive Officer of that company from December 1999 to July 2003. Former Vice Chairman and Chief Operating Officer of The Kroger Co., a grocery supermarket company, from May 1999 until December 1999. Mr. Miller is also a director of Harrah’s Entertainment, Inc. and a director and Chairman of the Board of Wild Oats Markets, Inc.	N/A
Blake W. Nordstrom Age 44 (a)	President of the Company. Former Co-President and Executive Vice President of the Company and former President of the Nordstrom Rack division.	N/A
Bruce A. Nordstrom Age 71 (a)	Chairman of the Board of Directors of the Company.	1966
John N. Nordstrom Age 68 (a)	Retired (formerly Co-Chairman of the Board of Directors of the Company).	1966
Alfred E. Osborne, Jr., Ph.D. Age 60	Senior Associate Dean, University of California at Los Angeles Anderson Graduate School of Management, and Faculty Director of the Harold Price Center for Entrepreneurial Studies, University of California at Los Angeles. Dr. Osborne is also a director of EMAK Worldwide, Inc., K2, Inc. and First Pacific Advisors’ New Income, Crescent and Capital Funds, and a trustee of the WM Group of Funds.	1987
Alison A. Winter Age 58	President and Chief Executive Officer, and member of the Management Committee, for Northeast Personal Financial Services with The Northern Trust Corporation, a provider of banking and trust services for individuals, institutions and corporations. Former President for Midwest Personal Financial Services with The Northern Trust Corporation and former President and Chief Executive Officer of the Northern Trust of California.	2001

(a)  Bruce A. Nordstrom is a brother-in-law of D. Wayne Gittinger, a retiring director of the Company, a cousin of John N. Nordstrom, a director of the Company, and a first cousin once removed of James F. Nordstrom, Jr., an Executive Vice President of the Company. Bruce A. Nordstrom’s sons are Blake W. Nordstrom, the President of the Company and a director nominee, and Erik B. Nordstrom and Peter E. Nordstrom, each of whom is an Executive Vice President of the Company.

Proposal 2 Ratification of the Appointment of Independent Registered Public Accounting Firm

The Board of Directors recommends a vote FOR this proposal.

The Board of Directors, acting upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP (“Deloitte”) to be the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2006. As in the past, the Board has determined that it would be desirable to request ratification of its appointment by the shareholders of the Company. If the shareholders do not ratify the appointment of Deloitte, the appointment of independent registered public accountants will be reconsidered by the Board. A representative of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if he or she so desires, and will be available to respond to questions.

Audit Fees. The Company paid the following fees to Deloitte for the fiscal years ended January 29, 2005 and January 31, 2004:

Fiscal Year Ended:	January 29, 2005	% of Total Fees for Year	January 31, 2004	% of Total Fees for Year
Audit Fees	$2,199,139	82%	$1,083,490	74%
Audit-Related Fees	214,459	8%	166,686	11%
Tax Fees	270,185	10%	201,122	14%
All Other Fees	—	0%	8,415	1%
	$2,683,783	100%	$1,459,713	100%

Audit fees primarily included services for (i) auditing the consolidated financial statements of the Company and the separate financial statements of Nordstrom Credit, Inc., Nordstrom fsb and Façonnable SAS and (ii) reviewing the interim financial information of the Company and Nordstrom Credit, Inc., and their respective Forms 10-K and 10-Q. Deloitte’s work on these four audits was performed by full time, regular employees and partners of Deloitte. The increase in audit fees from the fiscal year ended on January 31, 2004 to the fiscal year ended on January 29, 2005 was primarily the result of additional services provided by Deloitte in connection with the review required by Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related fees primarily included accounting policy consultations and services related to asset securitizations.

Tax fees are related to foreign tax returns, foreign tax credit planning, and miscellaneous federal, state and local tax audits and tax planning projects.

In the prior year, all other fees primarily related to actuarial reviews not performed for audit purposes.

Pre-Approval Policy

Consistent with SEC policies regarding auditor independence, the services performed by Deloitte in 2004 were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee on April 1, 2003. This policy is regularly reviewed and updated. It describes the permitted audit, audit-related, tax, and other services that Deloitte may perform. Normally, pre-approval is provided at regularly scheduled Audit Committee meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been assigned to the Chair of the Audit Committee. The Chair must update the Audit Committee at the next regularly scheduled meeting of any services that he pre-approved between meetings.

In addition, although not required by SEC rules, the Audit Committee requests a range of fees associated with each proposed service. Providing a range of fees for a service incorporates appropriate oversight and control of the Deloitte relationship, while permitting the Company to receive immediate assistance from Deloitte when time is of the essence.

The Committee also reviews, at each of its regularly scheduled meetings:

•	a listing of approved services since its last review;

•	a report summarizing the year-to-date services provided by Deloitte, including fees paid for those services; and

•	a projection for the current fiscal year of estimated fees.

In addition, the policy prohibits the Company from engaging the independent registered public accountants for services billed on a contingent fee basis and from hiring current or former employees of the independent auditor who have not satisfied the statutory cooling-off period.

Other Matters

The Board of Directors knows of no other matters that will be presented at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting or any convening or reconvening of the Annual Meeting upon an adjournment or postponement of the Annual Meeting, it is the intention of the persons named as proxies to vote in accordance with their best judgment.

Corporate Governance

Board Committees

The members of the Board of Directors as of the date of this proxy statement, and the Committees of the Board on which they serve, are indicated below. Committee Charters and current Committee membership are posted on our website at www.nordstrom.com. Go to Investor Relations, then Corporate Governance.

Director	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Executive Committee	Finance Committee
Phyllis J. Campbell (a)	X	X
D. Wayne Gittinger ‡				X	X
Enrique Hernandez, Jr. (a)	X*	X	X	X*
Jeanne P. Jackson (a)	X	X			X
Bruce A. Nordstrom				X
John N. Nordstrom					X
Alfred E. Osborne, Jr., Ph.D. (a)	X	X	X*
William D. Ruckelshaus (a) ‡	X	X*	X
Alison A. Winter (a)	X	X			X*

(a)	The Board of Directors has affirmatively determined that these directors are independent within the meaning of SEC rules, the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

*	Committee Chair

‡	Retiring effective as of the date of the Annual Meeting.

Audit Committee.  During the past fiscal year the Audit Committee held four regularly scheduled meetings and conducted nine others via teleconference. The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibility by reviewing and appraising the following:

•	the accounting, auditing and financial reporting processes of the Company;

•	the management of business and financial risk and the internal controls environment;

•	the Company’s compliance with legal and regulatory requirements;

•	the effectiveness and efficiency of operations;

•	the integrity of the Company’s financial statements;

•	reports resulting from the performance of audits by the independent registered public accounting firm and the internal auditor;

•	the qualifications, independence and performance of the Company’s independent registered public accounting firm; and

•	the performance of the Company’s internal audit function.

The Committee meets regularly with the independent registered public accounting firm, management and the Divisional Vice President of

Internal Audit to review accounting, auditing, internal accounting controls, financial reporting matters and compliance with laws and regulations. The Committee also meets privately with each of the independent registered public accounting firm, the Chief Financial Officer and the Divisional Vice President of Internal Audit.

While more than one member of our Audit Committee qualifies as an “audit committee financial expert” as that term is defined under Section 407 of the Sarbanes-Oxley Act of 2002 and rules established by the SEC in furtherance of Section 407, Enrique Hernandez, Jr., is the designated “audit committee financial expert.” Furthermore, although Mr. Hernandez meets the current New York Stock Exchange regulatory requirements for accounting or related financial management expertise and the Board of Directors has determined that Mr. Hernandez is an “audit committee financial expert,” Mr. Hernandez is not professionally engaged in the practice of auditing or accounting and is not a technical expert in auditing or accounting.

Compensation Committee.  During the past fiscal year the Compensation Committee held four regularly scheduled meetings and conducted two others via teleconference. The Committee is responsible, subject to the approval of the Board of Directors when applicable, for the following:

•	evaluating annually the Company’s goals and objectives relative to the Executive Management Group members’ performance in light of these goals and objectives. (The Executive Management Group includes the Named Executive Officers shown in the Summary Compensation Table on page 27 and other business unit presidents and Company leaders over other major organizational functions reporting to the President);

•	conducting annual performance evaluations of the Company’s Executive Management Group members;

•	establishing guidelines for a compensation strategy for executives and measuring the performance of the Executive Management Group members against these guidelines;

•	reviewing and making recommendations to the Board of Directors regarding executives’ cash and equity-based compensation plans; and

•	reviewing and approving any benefit plans, retirement and deferred compensation or other perquisites offered to the Executive Management Group members.

Corporate Governance and Nominating Committee.  During the past fiscal year the Corporate Governance and Nominating Committee held four regularly scheduled meetings and conducted one other via teleconference. The Committee is responsible for:

•	reviewing and recommending individuals to the Board of Directors for nomination as members of the Board of Directors and its Committees;

•	reviewing possible conflicts of interest of Board members and the Company’s executive officers;

•	developing and recommending to the Board of Directors corporate governance guidelines applicable to the Company;

•	reviewing and administering the Company’s Code of Business Conduct and Ethics;

•	reviewing the Committee’s new director orientation program and continuing director education programs;

•	producing and providing to the Board an annual performance evaluation of the Board and each committee of the Board;

•	establishing succession procedures in the case of an emergency or the retirement of the President; and

•	recommending to the Board of Directors the form and amount of director compensation.

The Corporate Governance and Nominating Committee is also responsible for reviewing the overall performance of the President on an annual basis. The Committee recently completed that review and is supportive of the President’s leadership of the Company.

Executive Committee.  The Executive Committee has all of the authority of the Board of Directors when the Board of Directors is not in session, except to the extent the Committee’s authority is limited by the Committee’s charter, by Washington State law and by the Board of Directors’ resolution appointing the Executive Committee. The Committee did not hold any meetings nor take any significant actions during the past year and historically has only exercised its authority to act on behalf of the Board of Directors in very limited circumstances.

Finance Committee.  During the past year the Finance Committee held four regularly scheduled meetings. The Committee is primarily responsible for:

•	assisting the Board of Directors in fulfilling its oversight responsibilities with respect to the Company’s capital structure, financial policies, capital investments, business and financial planning and related matters; and

•	reviewing the Company’s tax policies, banking relationships, borrowing facilities and cash management, and relationships with rating agencies.

Board Meetings

During the past fiscal year, the Board of Directors held five regularly scheduled meetings and Committees of the Board of Directors held a total of 16 regularly scheduled meetings and 12 others via teleconference. Overall attendance at these meetings was 94%. Each director attended more than 75% of the aggregate of all meetings of the Board of Directors and the Committees on which he or she served during the year. Independent members of the Board met at each quarterly meeting of the Board in executive session without management present.

Attendance at the Annual Meeting of Shareholders

Although all members of the Board are expected to attend the Annual Meeting of Shareholders, the Company has not adopted a formal policy on Board member attendance. Each member of the Board has indicated their intent to attend the 2005 Annual Meeting of Shareholders. Shareholders are encouraged to direct any questions that they may have to the directors or management at that time. All members of the Board attended the 2004 Annual Meeting of Shareholders.

Lead Director/ Independent Presiding Director

Enrique Hernandez, Jr. has been the Company’s Lead Director since August 2000. As Lead Director, he plays an active role and devotes significant time and attention in advising the President, other members of the Executive Management Group and the Chairman of the Board of Directors on such matters as strategic direction, corporate governance and overall risk assessment. He also advises the President, the Chairman of the Board of Directors and, as appropriate, Committee chairs with respect to agendas and information needs relating to Board and Committee meetings, and performs other duties that the Board of Directors may from time to time delegate to assist the Board of Directors in the fulfillment of its responsibilities. Mr. Hernandez also serves as the Company’s “presiding director” within the meaning of listing standards of the New York Stock Exchange. The primary responsibility of the presiding director is to lead regular executive sessions of the Board of Directors in which only independent directors participate. Mr. Hernandez also serves as the Chair of the Audit Committee.

Director Nominating Process

The Corporate Governance and Nominating Committee is responsible for identifying and recommending to the Board of Directors the nominees to stand for election as directors at each Annual Meeting of Shareholders or, if applicable, at a special meeting of shareholders. In nominating candidates, the Corporate Governance and Nominating Committee considers several factors, including but not limited to, judgment, skill, diversity, experience with businesses and other organizations, the candidate’s experience relative to the experience of other members of the Board and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Committee has not established any minimum qualifications for Committee-recommended nominees.

The Corporate Governance and Nominating Committee will consider the qualifications of director candidates put forth by shareholders. There are no differences in criteria used or the manner in which the Committee evaluates a nominee for director who is recommended by a shareholder. Director candidate recommendations by shareholders must be made by notice in writing delivered or mailed by first class U.S. mail, postage prepaid, to the Chair of the Corporate Governance and Nominating Committee, in care of the Corporate Secretary of the Company, 1700 Seventh Avenue, Seattle Washington 98101-1742. Please indicate on the envelope “Corporate Governance and Nominating Committee.”

The notice must be received by the Corporate Secretary not less than 90 days nor more than 120 days prior to the anniversary of the immediately preceding Annual Meeting of Shareholders called for the election of directors (between January 25, 2006 and February 24, 2006.) However, if the Annual Meeting is called for a date that is not within 30 days before or after the anniversary date, or no annual meeting was held in the immediately preceding year, notice by the shareholder in order to be timely must be received no later than the close of business on the tenth day following the day on which the notice of the Annual Meeting date was mailed to shareholders.

The notice must provide the following information for each proposed nominee who is not an incumbent director that the shareholder wishes to nominate:

•	the name, age, business address and residence address of the person;

•	the principal occupation or employment of the person;

•	the number of shares of Company Common Stock which are owned beneficially or of record by the person; and

•	any other information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and related rules.

The notice must also provide the following information about the shareholder giving the notice:

•	the name and record address of the shareholder;

•	the number of shares of Company Common Stock which are owned beneficially or by record by the shareholder;

•	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by the shareholder;

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to nominate the person named in its notice; and

•	any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and related rules.

The notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. No director candidates were recommended by our shareholders for election at the 2005 Annual Meeting.

Compensation of Directors	Employee directors of the Company are not paid any fees for serving as members of the Board or any Board committee. Non-employee directors of the Company are paid the following for their services:

•	an annual award of Company Common Stock having a value of $45,000;

•	a yearly cash retainer of $45,000;

•	a fee of $1,500 for each Board of Directors meeting attended in person;

•	a fee of $1,000 for each Board Committee meeting attended in person; and

•	a fee of $500 for telephonic participation in Board of Director or Committee meetings.

In addition, non-employee directors of the Company are paid the following yearly Committee retainers:

•	the Audit Committee Chair and members are paid a yearly retainer of $5,000 and $2,500, respectively;

•	the Compensation Committee Chair and members are paid a yearly retainer of $5,000 and $2,500, respectively;

•	the Corporate Governance and Nominating Committee Chair and members are paid a yearly retainer of $3,000 and $1,500, respectively; and

•	the Finance Committee Chair and members are paid a yearly retainer of $3,000 and $1,500, respectively.

The Board of Directors believes that payment of a significant portion of director fees in the form of Company Common Stock enhances the alignment of directors with the interests of the Company’s shareholders.

Non-employee directors are also reimbursed for reasonable travel expenses for attending Board and Committee meetings, and their spouses who wish to attend the Annual Meeting of Shareholders are reimbursed for reasonable travel expenses for attending such meeting. All directors and their spouses and eligible children may participate in the Company’s merchandise discount program. The program provides a 20% discount for all eligible non-management employees and a 33% discount for all eligible management employees, directors and retired directors. The discount percentage for directors and retired directors who must include the value of the discount in their taxable income is increased by 10% to help offset federal income taxes assessed on the value of this benefit.

Directors may elect to defer all or a part of their directors’ fees under the Company’s Directors Deferred Compensation Plan, which provides for the direction of contributions to any of 15 deemed investment alternatives. Directors may also defer all or a part of their annual stock awards.

Enrique Hernandez, Jr. has been the Company’s Lead Director since August 2000. As described above on page 13, Mr. Hernandez devotes significant time and attention in performing the duties required of the Lead Director. For his continued services as Lead Director, in addition to the amounts set forth above, Mr. Hernandez was awarded 3,844 shares of the Company’s Common Stock having a value of $200,000 on February 23, 2005 under the 2002 Nonemployee Director Stock Incentive Plan. Mr. Hernandez specifically requested that compensation for his position as Lead Director be in the form of Company Common Stock so as to better align his interests with those of the Company’s shareholders.

Communications with Directors

Shareholders may communicate with directors by contacting the Corporate Secretary at (206) 303-4401 or by mail at 1700 Seventh Avenue, Seattle, Washington 98101-1742. The Corporate Secretary will relay the question or message to the specific director with whom the shareholder wishes to communicate. If no specific director is requested, the Corporate Secretary will relay the question or message to the Chairman of the Board.

Additionally, the Audit Committee has established procedures to respond to possible concerns about ethics and accounting-related practices. To report your concerns please contact the Corporate Secretary at (206) 303-4401 or leave a message on the Company’s confidential hotline by calling (866) 237-0842. Your concerns will be investigated and forwarded to the Chair of the Audit Committee.

Website Access to Corporate Governance Documents

The charters for each of the standing committees of the Board of Directors as well as the Company’s Corporate Governance Guidelines and Code of Business Conduct and Ethics, which applies to all Company employees, officers and directors, may be accessed through our website at www.nordstrom.com. Go to Investor Relations then Corporate Governance. Additionally, copies may be obtained from the Corporate Secretary, 1700 Seventh Avenue, Seattle, Washington 98101-1742.

Audit Committee Report

Management is responsible for the Company’s internal controls and the financial reporting process. Deloitte reports to the Company’s Audit Committee, and is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America. Deloitte and the Company’s internal auditors have full access to the Audit Committee. These auditors meet with the Audit Committee at each of the Audit Committee’s regularly scheduled meetings, with and without management being present, to discuss appropriate matters.

The Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for the fiscal year ended January 29, 2005 be included in the Company’s Annual Report on Form 10-K for such fiscal year, based on the following:

•	its review of the Company’s audited consolidated financial statements;

•	its review of the unaudited interim financial statements and Forms 10-Q prepared each quarter by the Company;

•	its review of the Company’s disclosure committee practices and the certificates prepared each quarter in accordance with Sections 302 and 906 of the Sarbanes-Oxley Act of 2002;

•	its discussions with management regarding the critical accounting policies on which the financial statements are based, as well as its evaluation of alternative treatments;

•	its receipt of management representations that the company’s financial statements were prepared in accordance with accounting principles generally accepted in the United States of America;

•	its discussions with management and Deloitte regarding management’s assessment of the effectiveness of the Company’s internal controls over financial reporting and Deloitte’s evaluation of the Company’s internal control over financial reporting;

•	its discussions with outside legal counsel regarding contingent liabilities; and

•	its receipt of the letter from Deloitte required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and its discussions with Deloitte regarding their independence, the audited consolidated financial statements, the matters required to be discussed by the Statement on Auditing Standards (SAS) No. 61 (Communication with Audit Committees), as amended by SAS No. 89, (Audit Adjustments) and SAS No. 90 (Audit Committee Communications), and other matters, including Rule 2-07 of SEC Regulation S-X.

The Audit Committee also recommended to the Board of Directors that Deloitte be appointed the Company’s independent registered public accounting firm for the fiscal year ending January 28, 2006.

AUDIT COMMITTEE

Enrique Hernandez, Jr., Chair

Phyllis J. Campbell

Jeanne P. Jackson

Alfred E. Osborne, Jr., Ph.D.

William D. Ruckelshaus

Alison A. Winter

Compensation Committee Report

The Compensation Committee is responsible for reviewing and approving the compensation program for the President and the Executive Management Group, which includes the Named Executive Officers shown in the Summary Compensation Table on page 27 and other business unit presidents and Company executives over major organizational functions.

Guiding Principles for Total Compensation

The Company has a pay-for-performance approach to total compensation that applies to all Nordstrom employees. The Committee supports this philosophy and uses the same guiding principles in overseeing executive compensation:

•	motivate and reward our people to achieve meaningful results;

•	focus on individual and organizational achievements that are best for the Company and our shareholders;

•	attract and keep the best talent through programs that consider, but are not driven by, market practices;

•	manage the cost of our programs while maintaining their value;

•	keep things simple to promote understanding and enable employees to make informed decisions; and

•	be attuned to regulatory compliance, trends and new ideas to support our programs and a diverse workforce.

Total Compensation Components

The Committee relies on the guiding principles to oversee the total compensation program and its primary components of base salary, bonus, long-term incentives, benefits and retirement. The individual plans and programs that fall within these components make up the total compensation package for the President and Executive Management Group, as follows.

Base salary	Fixed portion of pay
Bonus	Annual performance-based cash award
Long-term incentives	Stock options Performance share units Stock/restricted stock
Broad-based benefits

Employee Stock Purchase Plan (see page 31)

Medical, dental and vision coverage (shared costs)

Pre-tax health and dependent care spending accounts Adoption assistance

Employee referral services

Merchandise discount

Paid holidays and time off

Leadership Benefits

Executive Deferred Compensation Plan (see page 31)

Medical reimbursement for selected coverage

Disability coverage and life/accident insurance Financial planning reimbursement

Parking (shared costs)

Leadership Separation Plan (see page 28)

Retirement	401(k) Plan & Profit Sharing (see page 31) Supplemental Executive Retirement Plan (see page 30) Retiree health coverage (shared costs)

There are no additional executive perquisites available to the Named Executive Officers. The President has elected not to receive the financial planning reimbursement benefit, the parking benefit or potential benefits under the Leadership Separation Plan.

The Committee works with management to create what they believe is the best mix of these components in delivering the executives’ total compensation package. In doing so, close to two-thirds of the package is weighted towards compensation “at risk” that is earned when the Company or individual is successful in ways that also support shareholder interests. External consultants complement this process of creating the total compensation package by providing expertise and information.

Peer Group and Target Compensation

The Committee looks to external market data as one reference point in reviewing total compensation. For these purposes, the peer group is made up of a broad range of retail companies against whom we compete for talent and customers. The group includes such direct competitors as Dillard’s, Inc., Federated Department Stores, Inc., The Gap, Inc., J.C. Penney Company, Inc., Kohl’s Corporation, Limited Brands, Inc., May Department Stores Company, The Neiman Marcus Group, Inc., Saks Inc., Sears, Roebuck and Co. and Target Corporation. This subset of the retail peer group is referred to as the “defined comparator group” in this report. The Committee uses this information and other internal considerations to assess compensation components on an individual and aggregate basis.

Within the total compensation package, the greatest emphasis is on cash bonus and long-term incentive compensation that must be earned through performance. For that reason, base salary, targeted bonus opportunity and long-term incentive value are targeted at market levels approximating the 50th percentile, but when an individual or the Company performs successfully against pre-defined measures, the rewards can exceed those offered in other companies.

The exception here is for the President. At his request, the President’s targeted overall compensation package tracks more closely to levels below the 25th percentile for similar roles in the retail peer group. The Committee recognizes the President’s accomplishments in leading the Company and supports his desire for a conservative pay position that rewards him for results that contribute to success for the Company and its shareholders.

Framework for Primary Leadership Compensation Components

The framework for establishing base salary, the annual cash bonus and long-term incentives is summarized below. The President’s compensation is noted for each component. Other significant compensation plans such as the Supplemental Executive Retirement Plan and 401(k) Plan & Profit Sharing are described on pages 30 and 31.

Base salary.  Each year, the Committee begins its review of base salary by identifying pay levels for similar roles in other organizations. From here, the Committee considers the scope of responsibilities for each role, the value added by the leader throughout the year and the internal equity of established pay levels. Executives do not necessarily receive increases every year. When they do, the changes are effective April 1 of the new fiscal year. Promotional increases take place when new roles are assumed.

President’s 2004 base salary:  For the third year in a row, the Committee proposed an increase to the President’s base salary to reflect his performance and to improve his market position relative to the retail peer group. The President acknowledged the Committee’s support, but requested to maintain his base salary at $700,000 and more closely align his compensation with shareholders by focusing on cash bonus and long-term incentives that pay solely on performance. The Committee honored the President’s request. Base salary for the retail peer group at the 50th percentile is $980,000.

Annual cash bonus.  Bonus awards only pay out when pre-determined performance measures are achieved. The Committee approves the measures and targeted bonus opportunity at the beginning of each year after reviewing the Company’s strategic objectives and market pay information for similar roles in other organizations. The bonus target and maximum are expressed as a percentage of base salary and the bonus measures vary by position depending on each role’s area of responsibility and influence.

	Bonus Target as a % of Base Salary	Bonus Maximum as a % of Base Salary	Bonus Measure Weighting and Definition
President	75% ($525,000)	187.5% = 2.5 x target ($1,312,500)	100% earnings before taxes
Executive Management Group	60%	150% = 2.5 x target	50% - 75% earnings before taxes 25% - 50% business unit or position specific measures

Business unit measures relate to an executive’s area of focus and performance on net income, sales and expense. Position specific measures relate to an executive’s role and individual performance on strategic planning, budgeting, marketing, technology and human resource programs.

For fiscal year 2004, the President and Executive Management Group members were permitted by the Committee to elect to receive Common Stock in lieu of a portion of their cash bonus attributed to earnings before taxes. Any exchange was established on a dollar for dollar basis as of the closing stock price on the last business day of the fiscal year, which was the last day of the bonus performance period. The Committee offered this option to assist the President and other members of the Executive Management Group in fulfilling the Stock Ownership Guidelines approved by the Board of Directors in 2004. These Guidelines are described on page 23.

President’s 2004 annual cash bonus:  The Company’s results exceeded expectations for the 2004 fiscal year. Total sales exceeded $7.1 billion, the highest level ever for the Company, increasing 10.6% over the previous year. Comparable store sales increased 8.5%, the third consecutive year of positive results. Gross margin percentage was the best in the history of the Company and expenses improved on a percent to sales basis for the fourth consecutive year, we believe, without diminishing the customer experience.

The year ended with a pre-tax margin of 9.1%, well ahead of the 2006 target of 7.5% to 8.5%, demonstrating the Company’s ability to successfully convert incremental sales into significant bottom-line results. These results show progress which has translated into increased shareholder value. Over the 2004 fiscal year, Nordstrom stock appreciated 21% and the Company’s market capitalization expanded 19%.

The President’s bonus was based 100% on earnings before taxes. His targeted bonus opportunity was 75% of base salary. Bonus target for the retail peer group at the 50th percentile is 95%. While bonus targets for the President and Executive Management Group are somewhat conservative, the opportunity for cash bonus awards at the highest levels of performance can exceed that of other companies in the retail peer group.

Company performance on the earnings before taxes measure resulted in a cash bonus to the President of $1,312,500 representing the maximum allowable payout. The President elected all of his bonus be paid in cash.

Long-term incentives.  Annual equity grants provide Company leaders with the opportunity for financial rewards when the stock price increases. The targeted value of these grants varies by position and is expressed as a percentage of base salary. Considerations for the percentage include market competitiveness, share usage and dilution, number of overall grantees and internal equity. The grant is made up of stock options and performance share units.

	Incentive Value as a % of Base Salary	Long-term Incentive Vehicle

President	150%	¾ non-qualified stock options ¼ performance share units
Executive Management Group	90% - 150%

The Committee believes this mix of stock options and performance share units provides a good balance of equity-based vehicles that support successful outcomes for both short- and long-term decision making.

Stock options are granted at fair market value and vest equally over a four-year period with a 10-year term. The Equity Incentive Plan does not allow for repricing, for grants below market value or for cash dividend payments on options.

Performance share units vest after a three-year period only when the Company’s total shareholder return (growth in stock price and reinvestment of dividends) is positive and outperforms companies in the defined comparator group listed on page 19. The percentage of units vested varies depending on the Company’s relative position at the end of the three-year period. When the Company outperforms the companies in the defined comparator group, grantees are rewarded with the opportunity to receive more units than originally granted.

Relative Company Rank of Total Shareholder Return	Performance Share Unit Vesting %
1st or 2nd	125%
3rd	100%
4th	85%
5th or 6th	75%
7th – 12th	0%

Vested units are paid in cash or shares of the Company’s Common Stock or may be deferred into the Executive Deferred Compensation Plan at the election of the executive. Each unit is valued based on the closing price of the stock on the last business day of the three-year period.

President’s 2004 long-term incentives:  The President’s targeted long-term incentive value is 150% of base salary. Long-term incentive percentage of base salary for the retail peer group at the 50th percentile is 330%. The President received an option to purchase 40,261 shares of Common Stock and 8,947 performance share units. This represented approximately 3% of all options, units or shares granted throughout the Company during the 2004 fiscal year.

The three-year cycle for the performance share units granted to the President and other eligible executives in 2002 ended in January 2005. The Company’s total shareholder return outranked all companies in the defined comparator group. As a result, the units were earned at 125% of the original number. Under that arrangement, the President’s 11,830 units at grant were paid out as 14,788 units. The value of the units was calculated based on the number of vested units multiplied by the closing price of the stock on the last business day of the three-year performance period.

Units at Grant	x	Rank %	=	Units at Vest	x	Stock Price	=	Payout Value
11,830	x	125%	=	14,787.5	x	$48.25	=	$713,497

The President elected his 2002 vested performance share units be paid in cash.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a tax deduction to public corporations for compensation over $1 million paid to any Named Executive Officer. The statue exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Company’s shareholder approved Equity Incentive Plan and Executive Management Group Bonus Plan are designed to satisfy those requirements.

COMPENSATION COMMITTEE

William D. Ruckelshaus, Chair

Phyllis J. Campbell

Enrique Hernandez, Jr.

Jeanne P. Jackson

Alfred E. Osborne, Jr., Ph.D.

Alison A. Winter

Security Ownership of Certain Beneficial Owners and Management

Stock Ownership and Guidelines

In order to align their interests with the interests of our shareholders, the Company encourages ownership of Nordstrom stock by its directors, officers and employees. We do this in a number of ways, including:

•	paying directors one half of their yearly retainer in shares of the Company’s Common Stock;

•	making stock options and other equity-based awards under the Company’s equity plans a significant portion of each executive’s compensation;

•	providing the opportunity for employees to purchase the Company’s Common Stock under the Company’s Employee Stock Purchase Plan;

•	providing the opportunity for employees to invest in the Company’s Common Stock under the Company’s 401(k) Plan & Profit Sharing; and

•	this past year, by allowing members of the Executive Management Group to take a portion of their annual cash bonus in shares of the Company’s Common Stock.

More importantly, we have adopted specific stock ownership guidelines for our directors and for our executives.

The Director Stock Ownership Policy requires each director, within five years of joining the Board, to own Company Common Stock having a value of three times the annual director stock award and cash retainer fee (currently totaling $270,000).

The Executive Stock Ownership Guidelines apply to the approximately 100 most senior-level executives in the Company. The individuals have five years to accumulate a targeted number of shares of Company Common Stock having a value established through a multiple of base salary as of April 1, 2004. New executives have a prorated target. The multiples of base salary are:

•	six times for the President;

•	three times for the President Full-line Stores, Executive Vice President Full-line Stores and the Chief Financial Officer;

•	two times for the Chief Administrative Officer, business unit Presidents and heads of major organizational functions reporting to the President; and

•	one times for the next level of leadership (titles vary).

Table of Beneficial Ownership

The following table shows the amount of Common Stock beneficially owned (unless otherwise indicated) by holders of more than five percent of the outstanding shares of the Company’s Common Stock, by our directors and director nominees, by the Named Executive Officers, and by all directors and executive officers of the Company as a group. Except as otherwise noted, all information is as of March 16, 2005.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Ownership
Bruce A. Nordstrom 1617 Sixth Avenue Seattle, Washington 98101-1742	10,776,698	(a)	7.86%
D. Wayne Gittinger 1420 Fifth Avenue, Suite 4100 Seattle, Washington 98101-2338	10,503,664	(b)	7.66%
FMR Corp. 82 Devonshire Street Boston, Massachusetts 02109-3605	8,884,231	(c)	6.48%
John N. Nordstrom	1,398,196	(d)	1.02%
Blake W. Nordstrom	1,310,837	(e)	*
Erik B. Nordstrom	1,119,881	(f)	*
Peter E. Nordstrom	1,055,865	(g)	*
Michael G. Koppel	124,476	(h)	*
James R. O’Neal	99,436	(i)	*
Enrique Hernandez, Jr.	26,466	(j)	*
William D. Ruckelshaus	22,191	(k)	*
Alfred E. Osborne, Jr., Ph.D.	17,041	(l)	*
Alison A. Winter	15,695	(m)	*
Jeanne P. Jackson	4,887		*
Phyllis J. Campbell	1,493		*
Robert G. Miller	0		*
Directors, director nominees and executive officers as a group (25 persons)	27,152,141	(n)	19.69%

*	Does not exceed 1% of the Company’s outstanding Common Stock.

(a)	Includes:
•	6,430,363 shares owned by him directly;
•	2,667 deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including his retirement from the Board of Directors;
•	98,388 shares owned by his wife individually; and
•	4,245,280 shares held by trusts of which he is a trustee and beneficiary.

Does not include:
•	3,485,564 shares held by trusts of which he is a co-trustee.

(b)	Includes:
•	33,492 shares owned by him directly;
•	6,940,494 shares owned by his wife individually;
•	1,318 shares held by his wife in the Company’s 401(k) Plan & Profit Sharing;
•	777,600 shares held by a trust of which his wife is a trustee and beneficiary; and
•	2,750,760 shares held by a trust of which his wife is the beneficiary.

(c)	Based on a Schedule 13G filed on February 14, 2005 pursuant to the Exchange Act, which indicates that FMR Corp. has sole power to vote or to direct the vote of 869,061 shares and sole power to dispose or to direct the disposition of 8,884,231 shares.

(d)	Includes:
•	462,185 shares owned by him directly;
•	162,294 shares owned by his wife individually;
•	4,012 shares held by trusts of which he is the trustee; and
•	769,705 shares held by the John N. Nordstrom Interests, L.P. of which he is a general partner. He disclaims beneficial ownership of the shares held by the John N. Nordstrom Interests, L.P. that exceed the greater of his proportionate interest in the profits or capital account of the partnership.

(e)	Includes:
•	794,426 shares owned by him directly;
•	29,027 shares held by him in the Company’s 401(k) Plan & Profit Sharing;
•	272,977 shares that may be acquired by him through stock options exercisable within 60 days after March 16, 2005;
•	184,784 shares owned by his wife individually;
•	23,636 shares held by trusts of which he is a trustee; and
•	5,987 shares held in a custodial account of which he is the custodian.

(f)	Includes:
•	948,183 shares owned by him directly;
•	7,781 shares held by him in the Company’s 401(k) Plan & Profit Sharing;
•	115,803 shares that may be acquired by him through stock options exercisable within 60 days after March 16, 2005;
•	17,280 shares owned by his wife individually; and
•	30,834 shares held by trusts of which he is the trustee.

Does not include:
•	25,615 shares held by trusts of which he is the trustee.

(g)	Includes:
•	982,654 shares owned by him directly;
•	9,127 shares held by him in the Company’s 401(k) Plan & Profit Sharing; and
•	64,084 shares that may be acquired by him through stock options exercisable within 60 days after March 16, 2005,

Does not include:
•	30,782 shares held by trusts of which he is the trustee.

(h)	Includes:
•	11,946 shares owned by him directly;
•	10,657 stock units held under the Executive Deferred Compensation Plan; and
•	101,873 shares that may be acquired by him through stock options exercisable within 60 days after March 16, 2005.

(i)	Includes:
•	6,773 shares owned by him directly;
•	3,746 shares held by him in the Company’s 401(k) Plan & Profit Sharing;
•	66,843 shares that may be acquired by him through stock options exercisable within 60 days after March 16, 2005;
•	1,350 shares owned by his wife directly;
•	934 shares held by his wife in the Company’s 401(k) Plan & Profit Sharing; and
•	19,790 shares that may be acquired by his wife through stock options exercisable within 60 days after March 16, 2005.

(j)	Includes:
•	6,273 shares owned by him directly;
•	3,849 deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including his retirement from the Board of Directors;
•	3,844 deferred restricted shares; and
•	12,500 shares that may be acquired by him through a currently exercisable stock option.

Does not include:
•	100,000 stock appreciation units granted under the Directors Deferred Compensation Plan, each of which is convertible at any time upon his election or when he ceases to be a member of the Board of Directors into a dollar amount equal to the difference in the value of a share of Common Stock on the date the stock appreciation unit was awarded ($16.0625 as to 25,000 stock appreciation units, $18.22 as to 37,500 stock appreciation units, and $20.08 as to another 37,500 stock appreciation units) and the value of a share of Common Stock on the date the stock appreciation unit is converted.

(k)	Includes:
•	18,351 shares owned by him directly; and
•	3,840 deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including his retirement from the Board of Directors.

(l)	Includes:
•	10,051 shares owned by him directly;
•	3,840 deferred stock units. The stock units are convertible into Common Stock and payable upon the occurrence of certain events, including his retirement from the Board of Directors;
•	600 shares held by his wife;
•	150 shares held by his wife as trustee for the benefit of child; and
•	2,400 shares held by a corporation of which he is the sole shareholder.

(m)	Includes:
•	6,395 shares owned by her directly;
•	9,000 shares held by a trust of which she and her spouse are trustees and beneficiaries;
•	100 shares held by her son in an account over which she shares investment power;
•	100 shares held by her daughter in an account over which she shares investment power; and
•	100 shares held by her husband in a retirement account over which she shares investment power.

(n)	Includes:
•	769,705 shares held by the John N. Nordstrom Interests, L.P.;
•	18,040 stock units held by participating directors under the Directors Deferred Compensation Plan;
•	29,361 stock units held by participating executive officers under the Executive Deferred Compensation Plan;
•	63,895 shares held by participating executive officers and their eligible spouses in the Company’s 401(k) Plan & Profit Sharing;
•	808,372 shares that may be acquired by the directors and executive officers and their eligible spouses as a group through stock options exercisable within 60 days after March 16, 2005.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of filings with the SEC and written representations that no other reports were required, the Company believes that during the fiscal year ended January 29, 2005 all of our directors and executive officers complied with the filing requirements of Section 16(a) of the Exchange Act.

Compensation of Executive Officers

Summary Compensation Table

The following table summarizes compensation paid or accrued by the Company for services rendered by the President and the four other most highly compensated executive officers (Named Executive Officers) for the periods indicated:

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Fiscal Year (a)	Salary	Bonus (b)	Other Annual Compensation (c)	Number of Stock Options	Performance Share Unit Payouts (d)	All Other Compensation (e)
Blake W. Nordstrom	2004	$700,000	$1,312,500	$2,698	40,261	$713,497	$15,423
President	2003	$700,000	$1,312,500	$0	43,750	$773,719	$15,050
	2002	$683,333	$975,000	$0	53,233	$0	$10,931
Peter E. Nordstrom	2004	$420,833	$637,500	$3,051	23,006	$416,217	$14,921
Executive Vice	2003	$397,833	$600,000	$0	46,722	$451,361	$14,597
President	2002	$370,833	$264,600	$0	31,053	$0	$25,738
Erik B. Nordstrom	2004	$420,833	$637,500	$10,804	23,006	$209,284	$14,921
Executive Vice	2003	$395,333	$600,000	$0	46,722	$226,958	$14,593
President	2002	$355,000	$254,016	$0	15,615	$0	$25,671
Michael G Koppel	2004	$385,000	$570,605	$14,864	22,143	$386,483	$15,137
Executive Vice	2003	$381,167	$577,500	$431	43,607	$419,085	$12,749
President	2002	$345,833	$350,700	$459	28,835	$0	$25,215
James R. O’Neal	2004	$373,333	$548,494	$6,653	17,494	$386,483	$15,101
Executive Vice	2003	$360,333	$547,500	$0	33,721	$223,519	$14,781
President	2002	$325,000	$418,716	$102,501	28,835	$0	$187,736

(a)	Nordstrom adopted a 4-5-4 calendar for fiscal year 2004. The fiscal year 2004 ended January 29, 2005.

(b)	In 2004, the Named Executive Officers were permitted to elect to receive Common Stock in lieu of a portion of their cash bonus attributed to earnings before taxes. The value of the stock was established on a dollar for dollar basis with no premium or discount.

(c)	Other Annual Compensation for the fiscal year ended January 29, 2005 includes the following:

Parking: Peter E. Nordstrom: $2,345; Erik B. Nordstrom: $2,345; Michael G. Koppel: $2,345; James R. O’Neal: $2,345.

Medical reimbursement: Blake W. Nordstrom: $2,698; Peter E. Nordstrom: $706; Erik B. Nordstrom: $4,726; Michael G. Koppel: $11,369; James R. O’Neal: $1,039.

Financial planning reimbursement: Erik B. Nordstrom: $3,733; Michael G. Koppel: $1,150; James R. O’Neal: $3,269.

(d)	Performance share units granted February 25, 2002 vested at 125% based on performance of the Company’s total shareholder return relative to the defined comparator group. The units are valued here in cash as of the closing price of the Company’s stock on January 29, 2005, the end of the three-year fiscal period. The Named Executive Officers were permitted to elect to settle the earned units in stock at an equivalent value.

(e)	All Other Compensation for the fiscal year ended January 29, 2005 includes the following:

Profit Sharing benefits: Blake W. Nordstrom: $6,150; Peter E. Nordstrom: $6,150; Erik B. Nordstrom: $6,150; Michael G. Koppel: $6,150; James R. O’Neal: $6,150.

401(k) Plan Company match: Blake W. Nordstrom: $8,200; Peter E. Nordstrom: $8,200; Erik B. Nordstrom: $8,200; Michael G. Koppel: $8,200; James R. O’Neal: $8,200.

Premiums on excess term life insurance: Blake W. Nordstrom: $1,073; Peter E. Nordstrom: $571; Erik B. Nordstrom: $571; Michael G. Koppel: $787; James R. O’Neal: $751.

Performance Share Unit Award Table	The following table reports information concerning performance share units awarded during the fiscal year ended January 29, 2005 to the Named Executive Officers:

Name	Number of Performance Share Units Granted	Performance Period Until Payout	Potential Vested Performance Share Units at Payout
			Threshold (75% vested)	Target (100% vested)	Maximum (125% vested)
Blake W. Nordstrom	8,947	3 years	6,710	8,947	11,184
Peter E. Nordstrom	5,112	3 years	3,834	5,112	6,390
Erik B. Nordstrom	5,112	3 years	3,834	5,112	6,390
Michael G. Koppel	4,921	3 years	3,691	4,921	6,151
James R. O’Neal	3,888	3 years	2,916	3,888	4,860

Performance share units vest after a three-year period only when the Company’s total shareholder return is positive and outperforms at least half of the companies in the defined comparator group (see page 19.) The percentage of units vested ranges from 0% to a maximum of 125% depending on the Company’s relative position at the end of the three-year period. A description of performance share units is included in the Compensation Committee Report.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

The Company does not have employment contracts with any of the Named Executive Officers.

Under the Nordstrom Leadership Separation Plan designated leaders, including the Named Executive Officers, are eligible to receive the following benefits based on leadership level and years of service upon involuntary termination of employment by the Company other than for cause:

•	cash separation payment, reduced by any benefit provided the Named Executive Officer under the Supplemental Executive Retirement Plan. The maximum cash separation payment is two years of annual base salary;

•	contribution towards continued medical and dental benefits for up to a maximum of twelve months. If elected, the participant is required to contribute an amount equal to an active employee payment; and

•	outplacement services.

In order to receive these benefits, a Named Executive Officer must release the Company from any claims he or she may have.

The President has elected not to receive any potential separation benefits under the Nordstrom Leadership Separation Plan upon termination.

Other than mentioned elsewhere in this proxy statement in connection with specific benefit plans, the Company does not provide any benefits upon a change in control of the Company.

Option Grants	The following table reports information concerning option grants during the fiscal year ended January 29, 2005 to the Named Executive Officers:

Name	Number of Options Granted (a)	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Terms (b)
					5%	10%
Blake W. Nordstrom	40,261	2.86%	$39.12	2/25/2014	$990,421	$2,510,273
Peter E. Nordstrom	23,006	1.63%	$39.12	2/25/2014	$565,948	$1,434,424
Erik B. Nordstrom	23,006	1.63%	$39.12	2/25/2014	$565,948	$1,434,424
Michael G. Koppel	22,143	1.57%	$39.12	2/25/2014	$544,718	$1,380,616
James R. O’Neal	17,494	1.24%	$39.12	2/25/2014	$430,352	$1,090,751

(a)	Options were granted at the fair market value of the Company’s Common Stock on February 25, 2004, the date of the grant. These options vest and become exercisable in four equal annual installments beginning one year from the date of grant. To the extent not already exercisable, options generally become exercisable upon a change of control of the Company or a sale of substantially all of its assets.

(b)	The potential realizable value is calculated by growing the grant price by five and ten percent over a ten-year period, reducing the appreciated value by the original grant price and multiplying by the number of options granted.

Option Exercises and Year End Value Table	The following table sets forth information concerning option exercises during the fiscal year ended January 29, 2005 and the value of options held on that date by the Named Executive Officers:

Name	Number of Shares Acquired on Exercise	Dollar Value Realized (a)	Number of Unexercised Options Held at January 29, 2005		Dollar Value of Unexercised, In-the-Money Options Held at January 29, 2005 (b)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Blake W. Nordstrom	4,506	$73,116	220,927	157,324	$4,820,228	$3,190,383
Peter E. Nordstrom	86,964	$1,266,777	60,736	121,175	$936,644	$2,577,122
Erik B. Nordstrom	6,962	$126,923	147,157	108,305	$2,849,029	$2,258,133
Michael G. Koppel	0	$0	74,437	89,688	$1,995,618	$1,981,796
James R. O’Neal	34,608	$669,668	55,379	71,848	$964,372	$1,548,898

(a)	The dollar value realized equals the difference between the fair market value of the Company’s Common Stock on the date of exercise and the grant price, multiplied by the number of shares acquired on exercise.

(b)	The dollar value of unexercised, in-the-money options equals the difference between the closing price of the Company’s Common Stock on January 29, 2005 and the grant price, multiplied by the number of in-the-money options both exercisable and unexercisable.

Pension Plan Table	The table below shows the estimated annual Supplemental Executive Retirement Plan (“SERP”) benefits payable to each of the Named Executive Officers upon normal retirement at age 58.

Average Reported Base Salary and Cash Bonus	Years of Service
	10	15	20	25
$500,000	$80,000	$120,000	$160,000	$200,000
$600,000	$96,000	$144,000	$192,000	$240,000
$700,000	$112,000	$168,000	$224,000	$280,000
$800,000	$128,000	$192,000	$256,000	$320,000
$900,000	$144,000	$216,000	$288,000	$360,000
$1,000,000	$160,000	$240,000	$320,000	$400,000
$1,100,000	$176,000	$264,000	$352,000	$440,000
$1,200,000	$192,000	$288,000	$384,000	$480,000
$1,300,000	$208,000	$312,000	$416,000	$520,000
$1,400,000	$224,000	$336,000	$448,000	$560,000
$1,500,000	$240,000	$360,000	$480,000	$600,000
$1,600,000	$256,000	$384,000	$512,000	$640,000
$1,700,000	$272,000	$408,000	$544,000	$680,000
$1,800,000	$288,000	$432,000	$576,000	$720,000
$1,900,000	$304,000	$456,000	$608,000	$760,000
$2,000,000	$320,000	$480,000	$640,000	$800,000

The SERP benefit is a percentage of final average pay based on age and years of service at time of retirement. Normal retirement is age 58. The earliest retirement age is 53 (with a reduced benefit). Pay is defined as base salary and annual cash bonus. Final average pay represents the highest thirty-six months over the final sixty months of employment or the entire period of service after age 53, whichever is longer. For purposes of reporting, the estimated benefit reflected here is based on pay as shown for the three years in the Summary Compensation Table.

As of August 2003, the target SERP benefit is 40% of final average pay calculated as 1.6% for each year up to a maximum of 25 years. The executive’s early retirement benefit is reduced 10% for each year that retirement age is less than 58. There is no offset for Social Security or other Company retirement benefit. The annual SERP benefit is paid upon retirement for the remaining life of the executive with a 50% annuity paid to the surviving spouse or life partner upon the executive’s death.

As part of the August 2003 SERP restatement, the Board of Directors approved a transitional SERP benefit for James R. O’Neal and other eligible executives that bridges the benefit under the prior and current plans. The transitional benefit will allow Mr. O’Neal to receive a SERP benefit that is the greater of the benefit described above or a benefit under the previous SERP Plan.

•	The previous Plan has a target benefit of 60% of final average pay calculated as 2.4% for each year up to a maximum of 25 years. The normal retirement age is 60 and the earliest retirement age is 50. The benefit is reduced by 3% for each year that age plus years of service at time of retirement is less than 75. The benefit is offset by Company contributions under the 401(k) Plan & Profit Sharing. There is no offset for Social Security.

•	The transitional benefit available, if greater than the benefit described above, is the same as the previous Plan except that normal retirement is age 55 and the earliest retirement is age 53 with the benefit reduced by 12.5% for each year prior to age 55.

Since the SERP is unfunded as employees retire, the Company will be obligated for additional amounts necessary to fully fund the SERP benefit as defined by the Plan. Please see Note 4 on page 38 of the Company’s Annual Report to Shareholders for a reconciliation of benefit obligations and the funded status of the SERP.

In the event of a change in control, eligible executives will become 100% vested in their accrued SERP benefit, and the Company will fully fund the trust established to provide these benefits.

The credited years of service to the Company for the Named Executive Officers are:

• Blake W. Nordstrom:	23 years
• Peter E. Nordstrom:	20 years
• Erik B. Nordstrom:	20 years
• Michael G. Koppel:	8 years
• James R. O’Neal:	24 years

Savings and Employee Stock Purchase Plans

The Company offers a 401(k) Plan & Profit Sharing to all Nordstrom employees, including the Named Executive Officers. Enrolled employees may defer up to 50% (15% for highly compensated employees, including the Named Executive Officers, as defined in Section 441(q)(l) of the Internal Revenue Code) of their before-tax pay and bonus into the 401(k) portion of the Plan. The Company matches 100% of the employee contributions up to 4% of eligible pay. Employees direct contributions under the Plan to any of 12 investment alternatives including the Company’s Common Stock.

Based on a predetermined formula, the Board of Directors approves annually an amount to be contributed by the Company to the profit sharing portion of the Plan. The amount allocated to the accounts of individual employees is based on years of service and annual pay.

The Company also offers an Executive Deferred Compensation Plan to designated leadership level employees with a minimum base salary of $85,000, including the Named Executive Officers. Under this Plan, enrolled employees may defer future base salary, annual cash bonus and earned performance share units, and direct the contributions to any of 15 deemed investment alternatives. With the exception of deferred performance share units, the alternatives do not include the Company’s Common Stock.

The Company also offers an Employee Stock Purchase Plan to all eligible Nordstrom employees, including the Named Executive Officers. Effective April 1, 2005, enrolled employees may contribute up to 10% of their post-tax pay and bonus to purchase Company Common Stock at a 10% discount from the closing price on the last day of each six-month offering period, not to exceed Internal Revenue Service and Plan limits. Prior to April 1, 2005, the Plan provided a 15% discount from the lower of the closing prices on either the first or last day of each six-month offering period. The changes were made in response to new Financial Accounting Standards Board rules, and lower Company expense while maintaining a valued employee benefit.

Equity Compensation Plans

The following table provides information as of January 29, 2005 about the Company’s Common Stock that may be issued upon the exercise of options and rights that have been or may be granted to employees and members of the Board of Directors under all of the Company’s existing equity compensation plans.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Other Rights		Weighted-Average Exercise Price of Outstanding Options and Other Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in (b))
Equity compensation plans approved by the Company’s shareholders (a)	9,504,607	(b)	$26	10,567,200
Equity compensation plans not approved by the Company’s shareholders	—		—	—
Total	9,504,607		$26	10,567,200

(a)	These plans consist of the Company’s 1987 Stock Option Plan, the 1997 Stock Option Plan, the 2004 Equity Incentive Plan, the Employee Stock Purchase Plan and the 2002 Nonemployee Director Stock Incentive Plan.

(b)	This number includes 344,707 performance share units. Employees do not pay a monetary consideration upon the exercise of these performance share units. The units have been included in the table with a $0 exercise price.

Stock Price Performance

The following graph compares for each of the last five fiscal years, ending January 29, 2005, the cumulative total return of Nordstrom, Inc. Common Stock, Standard & Poor’s 500 Index and Standard & Poor’s Retail Index. The Retail Index is comprised of 39 retail companies, including the Company, representing a sector of the Standard & Poor’s 500 Index. The cumulative total return of Nordstrom, Inc. Common Stock assumes $100 invested on January 31, 2000 in Nordstrom, Inc. Common Stock and assumes reinvestment of dividends.

	2000	2001	2002	2003	2004	2005
Standard & Poor’s 500 Index	100	98	81	61	81	84
Standard & Poor’s Retail Index	100	102	108	76	113	129
Nordstrom, Inc. Common Stock	100	94	119	87	191	233

Certain Relationships and Related Transactions

The following section describes, for the fiscal year ended January 29, 2005, (i) transactions in which the Company or any of its subsidiaries was a party, in which the amount involved exceeded $60,000 and in which a director, a director nominee, an executive officer or a security holder known to own more than five percent of the Company’s Common Stock had, or will have, a direct or indirect material interest or (ii) certain business relationships that existed between the Company and directors or director nominees, or between the Company and entities affiliated with such directors or director nominees.

During the fiscal year ended January 29, 2005, the Company and JBW Aircraft Leasing Company, Inc. (“JBW”), of which John N. Nordstrom, Director, Bruce A. Nordstrom, Chairman, and D. Wayne Gittinger, retiring Director, are the sole shareholders, operated under a Dry Lease, pursuant to which JBW leased its aircraft to the Company at a lease rate of $2,700 per hour. The Company used JBW’s aircraft a total of 245 hours and paid JBW $661,316 pursuant to that lease. The Company also operated under Dry Leases with JBW on the Company’s aircraft ($2,700 per hour for the Company’s Challenger and $1,400 per hour for the Company’s Lear), under which JBW paid the Company during this period the sum of $133,900 for 59 hours use. The Company sold the Lear on May 13, 2004, at which time the Company terminated the Dry Lease with JBW for that aircraft. The rate of these payments was based on a survey of available lease/charter rates from third parties. The Company believes these arrangements were favorable to the Company, inasmuch as its use of JBW’s aircraft involved no capital investment by the Company.

JBW paid the Company $164,999 for maintenance services, pilot services, management fees and hangar rent. These payments exceeded the cost to the Company of providing those services and were based on a survey of similar services and rates available from independent third parties. In the Company’s opinion, the charges were fair and beneficial to the Company in that the Company was able to employ an additional full-time mechanic and the Company had access to an additional aircraft for business use, when needed.

During the fiscal year ended January 29, 2005, JW Limited, of which John N. Nordstrom and D. Wayne Gittinger were the sole shareholders until June 15, 2004 when Mr. Gittinger sold his interest in JW Limited to John N. Nordstrom, paid the Company $29,135 for maintenance services, management fees and hangar rent. In addition, John N. Nordstrom paid the Company $12,959 for maintenance services, management fees and hangar rent for his personal aircraft. These payments equaled or exceeded the cost to the Company of providing those services and the rates therefor were based upon a survey of the cost and rates for services from independent third parties.

Marisa A. Arbanas, the stepdaughter of Jammie Baugh, an Executive Vice President of the Company, was employed as a product merchandiser in the Company’s product development group during the fiscal year ended January 29, 2005 at a base salary and cash bonus totaling $100,048.

Tonja M. Kuntz, the wife of Llynn (Len) Kuntz, an Executive Vice President of the Company, was employed by the Company as a corporate merchandise manager during the fiscal year ended January 29, 2005 at a base salary and cash bonus totaling $328,137.

Steven M. Mackie, the son of David L. Mackie, a Vice President and the Corporate Secretary of the Company, was employed by the Company as an assistant shoe buyer during the fiscal year ended January 29, 2005 at a base salary and cash bonus totaling $60,606.

Sharolyn D. Mays, the sister-in-law of Laurie M. Black, an Executive Vice President of the Company, was employed by the Company as a women’s specialized buyer during the fiscal year ended January 29, 2005 at a base salary and cash bonus totaling $114,432.

James F. Nordstrom, Jr., the nephew of John N. Nordstrom, a Director, was employed by the Company as a corporate merchandise manager during the fiscal year ended January 29, 2005 at a base salary and cash bonus totaling $279,583.

Lisa S. O’Neal, the wife of James R. O’Neal, an Executive Vice President of the Company, was employed by the Company as a corporate merchandise manager during the fiscal year ended January 29, 2005 at a base salary and cash bonus totaling $311,371.

Tanya L. Toschi, the sister of Linda Finn, an Executive Vice President of the Company, was employed by the Company as a media planning manager during the fiscal year ended January 29, 2005 at a base salary and cash bonus totaling $102,933.

The Company furnishes secretarial services and office space to a former director and Co-Chairman of the Board.

By order of the Board of Directors,

David L. Mackie

Vice President and Corporate Secretary

Nordstrom

introduces

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Investor Relations/Proxy E-Delivery

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

NORDSTROM, INC.

1617 SIXTH AVENUE, SEATTLE, WASHINGTON 98101-1742

By signing this Proxy, the Shareholder appoints D. Wayne Gittinger and David L. Mackie, or either of them, with full power of substitution, proxies to vote all shares of stock of the undersigned entitled to vote at the Annual Meeting of Shareholders of Nordstrom, Inc. to be held May 24, 2005, at 11:00 a.m., Pacific Daylight Time, in the John W. Nordstrom Room, Downtown Seattle Nordstrom, 1617 Sixth Avenue, 5th Floor, Seattle, Washington, 98101-1742, and any adjournment thereof, with all power the Shareholder would possess if personally present. This Proxy will be voted in accordance with the instructions given. Unless revoked or otherwise instructed, the shares represented by this Proxy will be voted for proposals 1 and 2, and will be voted in accordance with the discretion of the proxies upon all other matters that may come before the meeting and any adjournment thereof.

Notwithstanding the above, if there are shares allocated to the Shareholder’s account in the Nordstrom 401(k) Plan and Profit Sharing (the “Plan”), the undersigned hereby confidentially directs the Plan’s Trustee (Mercer Trust Company) to vote all shares as indicated on the reverse side of this card. If this Proxy is signed and returned without specific instructions for voting, the shares will be voted by the Plan’s Trustee as provided in the paragraph above. If the Shareholder does not vote the shares held by the Plan (by returning this Proxy), they will be voted in the discretion of the Plan’s independent fiduciary, as provided by the Plan.

Comments:

(If you noted any Comments above, please mark corresponding box on the reverse side.)

PLEASE SEE REVERSE SIDE

NORDSTROM, INC.

C/O CORPORATE SECRETARY

1700 SEVENTH AVENUE - 7TH FLOOR SEATTLE, WA 98101

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on May 23, 2005. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Nordstrom, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Nordstrom, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

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NORDS1

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NORDSTROM, INC.

The Board of Directors recommends a vote FOR all nominees

Vote On Directors

PROPOSAL 1. ELECTION OF DIRECTORS Nominees:

For Withhold For All All All Except

To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

01) P.J. Campbell 02) E. Hernandez, Jr. 03) J.P. Jackson 04) R.G. Miller 05) B.W. Nordstrom

06) B.A. Nordstrom 07) J.N. Nordstrom

08) A.E. Osborne, Jr., Ph.D. 09) A.A. Winter

For Against Abstain

The Board of Directors recommends a vote FOR Proposal 2.

Vote On Proposal

PROPOSAL 2. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. The Board of Directors at present knows of no other matters to be brought before the meeting.

For comments, please check this box and write them on the back where indicated.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date